Exhibit 99.1

PRESS RELEASE	CONTACT:
WILLIAMS-SONOMA, INC.	Kendall Coleman
3250 Van Ness Avenue	Corporate Public Relations
San Francisco, CA 94109	(415) 616-7926

Jeremy Brooks
Investor Relations
(415) 733-2371

Williams-Sonoma, Inc. Announces Appointment of
Arianna Huffington to Board of Directors

San Francisco, CA, August 1, 2024 – Williams-Sonoma, Inc. (NYSE: WSM) announced today that Arianna Huffington has been appointed to its Board of Directors.

“We are very excited to have Arianna join our Board,” said Laura Alber, President and Chief Executive Officer. “Her background as the founder and CEO of multiple innovative businesses and her passion for creating brands that solve customer needs will bring significant value to our business. Her most recent venture at Thrive Global to improve productivity and health outcomes aligns with our own values of putting people first.”

Scott Dahnke, Board Chair, joined Ms. Alber in welcoming Huffington to the Board. “We are thrilled to announce the addition of Arianna to our Board. Arianna’s experience as an entrepreneurial leader and as a director for successful companies like Uber and Onex makes her an ideal fit for Williams-Sonoma. We look forward to the input that she will provide the Board and management.”

“I'm delighted to join the Williams-Sonoma Board,” Huffington said. “I have long admired Laura’s leadership and Williams-Sonoma’s commitment to putting people first, investing in associates, and leading the industry on worker wellbeing, and I look forward to supporting the company as it embarks on its next phase of growth.”

Huffington is the founder and CEO of Thrive Global, the founder of The Huffington Post, and the author of 15 books, including Thrive and The Sleep Revolution. In 2016, she launched Thrive Global, a behavior change technology company with the mission of improving productivity and health outcomes. The OpenAI Startup Fund and Thrive Global recently announced the creation of a new company, Thrive AI Health, exclusively devoted to building a personalized AI health coach. Huffington has been named to Time Magazine's list of the world’s 100 most influential people and the Forbes Most Powerful Women list. Originally from Greece, she moved to England when she was 16 and graduated from Cambridge University with an M.A. in economics. At 21, she became president of the famed debating society, the Cambridge Union. Huffington’s last two books, Thrive: The Third Metric to Redefining Success and Creating a Life of Well-Being, Wisdom, and Wonder and The Sleep Revolution: Transforming Your Life, One Night at A Time, both became instant international bestsellers. Most recently, she wrote the foreword to Thrive Global’s first book, Your Time to Thrive: End Burnout, Increase Well-being, and Unlock Your Full Potential with the New Science of Microsteps.

ABOUT WILLIAMS-SONOMA, INC.

Williams-Sonoma, Inc. is the world’s largest digital-first, design-led and sustainable home retailer. The company’s products, representing distinct merchandise strategies — Williams Sonoma, Pottery Barn, Pottery Barn Kids, Pottery Barn Teen, West Elm, Williams Sonoma Home, Rejuvenation, Mark and Graham and GreenRow — are marketed through e-commerce websites, direct-mail catalogs and retail stores. These brands are also part of The Key Rewards, our loyalty and credit card program that offers members exclusive benefits across the Williams-Sonoma family of brands. We operate in the U.S., Puerto Rico, Canada, Australia, and the United Kingdom, offer international shipping to customers worldwide, and have unaffiliated franchisees that operate

Exhibit 99.1
stores in the Middle East, the Philippines, Mexico, South Korea, and India, as well as e-commerce websites in certain locations. We are also proud to be a leader in our industry with our values-based culture and commitment to achieving our sustainability goals. Our company is Good By Design — we’ve deeply ingrained sustainability into our business. From our factories to your home, we’re united in a shared purpose to care for our people and our planet.

For more information on our sustainability efforts, please visit: https://sustainability.williams-sonomainc.com

WSM-IR